                                                                      EXHIBIT 12

ADVANCEPCS, INC.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(IN THOUSANDS EXCEPT RATIOS)




                                                                        For The Fiscal Year Ended March 31,
                                                      -------------------------------------------------------------------
                                                       1996(3)   1997(3)    1998      1999      2000    Pro Forma 2000(2)
                                                      --------  --------  --------  --------  --------  -----------------
FIXED CHARGES:

Interest Expense                                      $    732  $    445  $     67  $     --  $  3,839      $  84,760

Other debt related costs                              $     --  $     --  $     --  $     --  $    104      $   2,617

Interest Element of rentals                           $    201  $    393  $    598  $    754  $  1,071      $   5,240

     Total Fixed Charges                              $    933  $    838  $    665  $    754  $  5,014      $  92,617



EARNINGS AVAILABLE TO COVER FIXED CHARGES

Net Income (loss)                                     $  1,013  $  3,226  $  8,088  $ 14,144  $ 20,876      $  (8,059)

Add (deduct):
     Income tax expense                               $     --  $  1,564  $  4,957  $  8,669  $ 12,794      $  12,849

Fixed Charges excluding capitalized interest          $    933  $    838  $    665  $    754  $  5,014      $  92,617

     Total Earnings Available to Cover Fixed Charges  $  1,946  $  5,628  $ 13,710  $ 23,567  $ 38,684      $  99,805


RATIO OF EARNINGS TO FIXED CHARGES(1), (4)                2.09      6.71     20.61     31.26      7.71           1.05


                                                                                    For the Six Months
                                                                                    Ended September 30,
                                                                                ---------------------------
                                                                                  2000    Pro Forma 2000(2)
                                                                                --------  -----------------
FIXED CHARGES:

Interest Expense                                                                $  2,084     $   42,380

Other debt related costs                                                        $     52     $    1,309

Interest Element of rentals                                                     $    637     $    2,929

     Total Fixed Charges                                                        $  2,773     $   46,618



EARNINGS AVAILABLE TO COVER FIXED CHARGES

Net Income (loss)                                                               $ 12,286     $   (9,887)

Add (deduct):
     Income tax expense                                                         $  7,824     $    5,374

Fixed Charges excluding capitalized interest                                    $  2,773     $   46,618

     Total Earnings Available to Cover Fixed Charges                            $ 22,883     $   42,105


RATIO OF EARNINGS TO FIXED CHARGES(1), (4)                                          8.25           0.90(5)


     Pro Forma Earnings were inadequate to cover fixed charges by                            $    4,513

    (1) For purposes of computing the foregoing ratios: (a) earnings consist of income from continuing operations before income, taxes, and fixed charges, and (b) Fixed Charges consists of interest, amortization of debt issuance costs, and the estimated interest portion of lease expense, whether expensed or capitalized.

    (2) The pro forma ratio of earnings to fixed charges, gives effect to our acquisition of PCS.

    (3) This data has not been combined to reflect the merger with FFI, because obtaining this information was not feasible at this date.

    (4) The ratio of earnings to fixed charges in fiscal 1998 and the six months ended September 30, 2000, on a historical and pro forma basis, are net of $689,000, $1,200,000 and $1,200,000, respectively of merger expenses. Excluding the merger expenses, net of tax, from net income, the ratio would have been 21.29, 8.54, and .92, respectively.

    (5) Pro Forma Earnings were inadequate to cover fixed charges by $4,513,000 on a pro forma basis for the six months ended September 30, 2000.